Exhibit 99.2

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

NEWCASTLE INVESTMENT CORP.

DRAFT TRANSCRIPT OF EARNINGS CALL

Moderator: Sarah Watterson

February 28, 2013

8:30 a.m. ET

Operator:	Good morning. My name is (Stephanie) and I will be your conference operator today. At this time, I would like to welcome everyone to the Newcastle Fourth Quarter 2012 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

I would now like to turn the conference over to Sarah Watterson from Investor Relations.

Sarah Watterson:	Thank you, (Stephanie), and good morning. I’d like to welcome you all today, February 28, 2013, to Newcastle’s Fourth Quarter and Full Year 2012 Earnings call.

Joining us today are (Wes Edens, Chairman of the Board of Directors, (Ken Riis), CEO and President, (Brian Sigman), CFO, and (Greg Finck), Managing Director.

Before I turn the call over to (Wes), I would like to point out certain statements made today may be forward-looking statements. Forward-looking statements are not statements of fact. Instead, these statements describe the company’s current beliefs regarding events that by their nature are uncertain and outside of the company’s control.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

The company’s actual results may differ materially from the estimates or expectations expressed in any forward-looking statements. So you should not place under reliance on any of the forward-looking statements.

I encourage you to review the disclaimers in our earnings release regarding forward-looking statements and expected returns and to review the risk factors contained in our annual and quarterly reports filed with the SEC. Thank you.

And I would now like to turn the call over to (Wes Edens).

(Wes Edens):	Great. Thanks, Sarah, and welcome, everyone. Well, let’s start with the financial results. You know, the quarter which we have previewed to people, so I think the numbers are very much in the market, (inaudible) 19 cents per share in the fourth quarter, net income, 32 cents, CAD, 20 cents, and a paid dividend of 22 cents.

Obviously, there’s a bit of noise in the financials as we’ve been in the ramp-up phase of raising capital and trying to time that appropriately to that investment capital. We had average invested cash in the quarter of $245 million.

The big news actually in terms of the company happened right after the end of the quarter actually, or in early January, we announced two things: One that we had been the successful winner of a large chunk of the servicing, we being (Nationstar), our servicer, and Newcastle, through the excess MSR.

We raised a bunch of capital at that time and announced that we’re going to split the company. And so the split is very much on track. I think that our thoughts at the time were that we would get it done through the SEC by about the end of the quarter, you know, plus or minus April 1st and it looks very much like that’s the case. I think our goal - I think I first mentioned this on the earnings call last summer is that once we got the residential business to a scale and a size that we thought it would be viewed as a viable standalone candidate that we would split it off because we thought that the results into

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

valuation for both the old company, Newcastle, as well as the new company, New Residential, could lead to a materially higher price and then they could collectively trade it.

And, in fact, subsequent to the announcement, that is in part of what has happened. So that’s all good news. In addition, a second update for the quarter is that we raised capital just a few weeks ago kind of mid-quarter really reflecting a flurry of activity in the first part of the year on virtually every front; on the MSR front and on the agency, then in the core business and the senior housing stuff and there’s a bunch of debt purchases that have gone on. So all in all it’s been a very, very busy and very productive quarter.

There are a handful of new asset classes, which we’re looking at that I’ll talk about in a little bit of detail when we get to it, but so far so good.

So maybe what I’ll do is take a pause now in terms of talking about the new business and turn it over to (Ken) to talk about the activities of Newcastle and its core business. (Ken)?

(Ken Riis):	Thanks, a lot. So today, I’ll talk about the commercial real estate debt portfolio and our senior living investments that we’ve made to-date. At quarter end, we’ve owned one $3 billion of real estate securities and loans, financed with $2 billion of primarily non-recourse debt. So net of, our financings are direct holdings equals $1 billion in our commercial real estate debt portfolio.

In the fourth quarter, it generated $45 million of cash flow and the value of the portfolio increased, like, $21 million to an average price of 85 percent of par. The $1 billion difference between the face amount of our assets and liabilities represents the total principle recovery Newcastle would realize if held to maturity and all our assets and liabilities were paid off at par.

At quarter end, we expected to recover $725 to $750 million at the $1 billion principal amount over an average life of 5 years, but this assumes we don’t buy back anymore of our liabilities at a discount or collapse any of our CDOs. I think this is conservative. We are actively looking to buy back our liabilities at a discount and in addition, shorten our recovery time by collapsing CDOs.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

And as we covered this principal, our plans to reinvest in senior housing properties, this is something that we’re very excited about. Fortress is very experienced in managing senior housing - senior housing assets, and, you know, the opportunity is big because it’s a - it’s a big market and a lot of the assets are held by moms and pops. So there are a lot of individual asset owners or small portfolio owners and we have to grind through to make the acquisitions, but we’re pretty excited about the opportunity.

Currently, our short-term actionable pipeline is about $400 million and it’s growing. We currently own $200 million of senior living properties financed with $120 million of mortgage debt resulting in a net investment of $80 million.

In the fourth quarter, this investment generated a 13.4 percent IRR, $2.1 million in earnings, $400,000 more than we projected at the time of purchase. So we’ve done a good job with our initial investments we made in the sector and we’re really excited about our opportunity to grow it. And our strategy remains the same.

Find properties that are underperforming in the market overlay institutional asset management to increase occupancy and rents to market levels and lower operating costs. That’s it.

(Wes Eden):	Great. And so at the time of the split we detailed, there’s actually a good supplement that was posted online that I hope that you guys have taken a look at where we detailed the two companies and what their investment focus and activities will be.

In Newcastle, which (Ken) just went through, you’ve got the Legacy CDO business, senior housing, other real estate debt and a handful of opportunistic restructuring, which will hopefully have some good news on in the next quarter or so because there’s a lot of activity on that side.

The new company, New Residential, NRZ will be the ticker symbol focused on kind of core residential focus activities. So excess MSRs, which have been, you know, a very, very productive form of investment for us, and I’ll talk about kind of what’s happened with our portfolio and how things are going there.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

The RMBS, the non-agency RMBS stuff, which (Greg Finck), one of my colleagues, will talk about our activities there. Since Nationstar has become a very large servicer of the non-residential securities business to roll their acquisitions, we really started focusing our activities on buying and making an investment in securities that those guys are services of.

In total, that non-agency market is around a trillion dollars. Just under a trillion dollars. And Nationstar as a servicer or a special - or a master servicer, was just over 20 percent of it. So it’s a big address for the universe for us. We’ve done some good work there. (Greg)’s had a very good year on it so far.

Two other areas of focus that are not currently on the books, but things that we think are actionable and would be interesting, the non-performing loan market, which we think there’s actually a robust pipeline that exists in the country and it seems like this could be the year where a lot of that does break loose.

You know, you have the agencies that own, you know, many hundreds of billions of dollars of non-performing loans. There’s a lot of NPL, you know, books of business out there. Actually, the pipeline in the first quarter here looks robust and we’ve got very, very specific costs about that. That could be interesting.

And then what I would call adjacent assets, as I mentioned to folks when we talked a couple of weeks ago when we were raising capital, there are similar assets. The consumer debt market in particular, there’s some transactions we have looked at that we think could be productive.

And so hopefully, we’ll have some good news for you there as well. So on the excess MSR portfolio, you know, we have invested in, you know, just over $300 billion size of servicing. So it’s quite a - quite a large investment, with many numbers of pools.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

We detail on the performance of them in our public filings in great detail and transparency to you all, and, you know, the news across the board has been uniformly positive.

In general, prepayment speeds of these assets have been modestly lower than what our expectations were, number one. Number two, especially on the stuff that we have owned for some time, the recapture rates, which is really our defense against our prepayment speeds inching up here, have gotten better and better over time. So the Nationstar folks are doing a good job there.

The net result to us is we’ve invested over $600 million in capital. We’ve got an IRR that just on an unleveraged basis, is just under 20 percent. So in a zero interest rate environment, that has been a spectacular return.

One - just a few comments on the market and what we see, where last year I think was characterized with very large episodic transactions of a handful of banks or liquidations, we had the Lehman Brothers transaction where the estate was sold in a bankruptcy sale at about this time last year, obviously, the big news at the end of the year was dominated by the ResCap portfolio on the one hand, you know, and Bank of America being a large portfolio, on the other.

We think that there are still a handful of these episodic transactions on the horizon. There’s one in particular that we are very focused on with our Nationstar folks, but I think you’re going to see a migration into more of the flow basis.

If you put some numbers around that, if the - if the total amount of mortgage originations this year are something between, you know, $1 and $1.5 trillion, those are big ranges, but to give it some sense, and the average value of the - of the total servicing is around 3 percent, let’s say, on the origination. At $1.5 trillion, that would be $4 and a half billion of kind of addressable investment need.

Figure as much as half of that could be sold on kind of a one-by-one basis, right? You still have a couple of the big money center banks that are adding to their portfolio, but there’s a lot of the servicing in bits and pieces that are being sold.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

Our real focus of our activities is to try and capture, you know, some substantial portion of that. So maybe not as exciting or the same kind of announcements that you’ve seen from some of the large transactions, but robust activity nonetheless and something that we’re very focused on and think that we can generate some meaningful investments and investment returns in it.

So with that, let me take a pause and turn it over to (Greg) to talk about the non-agency market. (Greg)?

(Greg Finck):	Thanks, (Wes). We purchased $134 million current phase of non-agency RMBS in the fourth quarter, an average price of 65 percent of par, investing approximately $87 million. We received roughly $9 million principal and interest cash flow in the quarter and the portfolio increased in value by $11 million.

In total in 2012, we purchased $456mm face amount of RMBS at an average price of 63% of par, for a total investment of $288mm. We applied $151mm debt against the portfolio for a net investment of $138mm. As of year-end, the RMBS portfolio had a market value of $290mm and had received $22mm in cash flow distributions.

In 2013, we have invested an additional $191mm to purchase $322mm face amount of non-agency RMBS at an average purchase price of 59% of par.

RMBS prices increased significantly in the 4th quarter, but we believe these securities still offer attractive investment opportunities given the recovery in the housing market and fundamental performance improvements in the mortgage market. Home prices rose 7% in 2012, and market conditions remain ripe for further price appreciation given low mortgage rates and positive supply/demand dynamics. Mortgage delinquencies have been declining for several years now, and we believe the recent improvements in the housing market will lead to further declines in default rates, lower loss

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

severities on defaulting loans, and potentially increases in prepayment rates. Many non-agency borrowers have been unable to refinance their mortgages at today’s low mortgage rates due to home price depreciation and resulting negative equity. Rising home prices should slowly allow more of these “underwater” borrowers the opportunity to refinance. Our RMBS portfolio would benefit from increases in prepayments due to the discount price of the securities.

We expect these RMBS investments to generate 5% to 7% annualized returns on an unlevered basis which translates into 10% to 15% returns on a levered basis. We have primarily invested in current-pay Subprime and Alt-A RMBS serviced by Nationstar. We believe Nationstar has been very effective at modifying and curing delinquent loans, thus reducing defaults and losses.

We also continue to believe that there are potential arbitrage opportunities by collapsing RMBS securitizations back into the underlying loans to add incremental value to the portfolio. In many cases, we believe the loans can trade at 10-15% higher prices than the securities. We are working to aggregate concentrated positions in select deals in order to most effectively take advantage of this pricing differential. Over two-thirds of our RMBS portfolio is concentrated in 10 specific deals. We hope to complete our first deal collapse in the first half of 2013.

With that, I’ll turn it back over to (Brian).

(Brian Sigman):	Thanks, (Greg). In the quarter, we had GAAP income of 32 cents per share. This included core earnings of 19 cents while the remainder is primarily due to a one-time breakup fee related to the ResCap transaction and mark-to-market net gains on our loan’s held for sale and our excess MSRs.

We generated $35 million of Cash Available Distribution, or CAD, in the quarter, and $112 million for 2012. Our common dividend for the quarter was 22 cents per share, which we paid back in January.

Our fourth quarter financial results were affected by having approximately $245 million of average uninvested capital in the quarter, including $160 million of average uninvested cash and $85 million of potential financing from our unlevered non-agency RMBS.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

If this capital was fully invested in the quarter, our earnings would’ve increased by 5 to 6 cents per share. As we continue to fund our commitments and make new investments in the quarter, our earnings will continue to grow.

Additionally, you’ll notice our G&A expenses were higher relative to previous quarters as a result of the expenses associated with the res cap transaction and the plan spinoff of New Residential.

This morning, we posted our Q4 supplement, and as you can see from our disclosures, we’ve been breaking out our results by our two business lines to give transparency into what the companies will look like after the spin.

We saw full quarter from our MSRs that we purchased in July and with that, the residential business generated close to 50 percent of our total cash flow. We currently have $285 million of unrestricted cash to invest and at $400 million face or $235 million value of non-agency RMBS that are currently unlevered in addition to our MSR book, which is completely unlevered. As (Wes) and (Ken) mentioned, we are seeing a lot of opportunities to invest the capital and expect to be fully invested in the near-term.

That ends our prepared remarks. We’ll now take your questions.

Operator?

Operator:	At this time, I would like to remind everyone in order to ask a question, please press star, then the number one on your telephone keypad. Again, star, then the number one to ask your questions.

Your first question comes from the line of (Matthew Howlett) with UBS.

(Matthew Howlett):	Just on, you know, the servicing deals, they’re all performing above your initial expectations. Have you adjusted the recapture rate on those deals? I mean, clearly Nationstar is running at a much, much higher pace than the 30, 35 percent you had modeled it at.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

(Wes Edens):	You know, we haven’t really changed the initial assumptions. They are what they are and we think that - I mean, there is - I think it’s their stable ambition to be north of 50 percent on the loans they service.

You know, the ideal profile of an MSR from our standpoint are loans that are largely performing, but have some degree of credit impairment in the form of higher LTV or whatnot that make it a little harder for them to refinance.

So those are - that’s the nature of a lot of the servicing that has been sold coincidentally and it is also the stuff that we think, you know, offers the most value, but puts a tremendous effort into it, and I won’t speak on their behalf, but they - you know, the results of that have been excellent and I feel great about it.

So that’s the existing book and, of course, you know, the loans that are - that are refinanced in this environment, you know, three and a quarter, three and a half, three and three quarters percent, you know, gross mortgage rates, I think, are going to prove to be very sticky loans indeed.

So from an MSR standpoint, that’s a - that’s also an attractive profile, but…

(Matthew Howlett):	Right. So as - I guess you’re saying as time goes on, I mean, we’ve seen on your first pool, your first acquisition of MSRs and the second one, the recapture rate moves up significantly. Is that because Nationstar just sort of goes out and really mods the high LTV stuff, does it in-house with modifications and that sort of takes them off of the loans to board and then go after it? Is that sort of how you envision the portfolio shaping up?

(Wes Edens):	Yes. You know what? What happens I think as a practical matter is that when the loans are boarded, it’s a new relationship, right? So that - the borrower/servicer relationship begins new when you first move it, so the recapture rates are obviously very low on day one because they don’t really know their servicer.

You know, Nationstar makes a great effort both with technology and with people to be — have a very collegial relationship, a good relationship with the borrowers and thus identify people that are in the process are looking to refinance and can refinance and then capture a higher percentage of that.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

So it’s by design and I think empirically it would show that it’s working well. So I think over time we would expect the recapture rates to get better on existing tools and I think for the most part that they have.

So obviously there’s a lot to assimilate now with some of these larger, you know, transactions that they are in the process of closing, but, you know, so far so good.

(Matthew Howlett):	Great. And you said - on that note, you said there was - there was at least one large transaction that you’re looking at and after that will be more MSR acquisitions on a flow basis based on their originations?

(Wes Edens):	Yes, I think - obviously, the big episodic trades you can’t predict, right? You need someone to decide to do something. We - you know, I think that the - you know, the same market, you know, conditions that were present to encourage the banks to be sellers of this in terms of, you know, regulatory capital issues and just their costs of dealing with the regulatory pressures, et cetera, those still exist.

So I think it’s entirely possible and, in fact, likely that you will see other large transactions in the future, but given the pipeline that we see now, it’s a very robust pipeline, but it’s a much more diverse one.

There’s a handful of significant ones, one in particular as I mentioned, but then there’s just a lot of kind of singles as it were.

(Matthew Howlett):	Great. Thanks, (Wes).

(Wes Edens):	You bet.

Operator:	Your next question comes from (Jasper Burch) with (Macquarie).

(Jasper Burch):	Hey. Good morning, guys. I was just wondering if you could give us a little more color on sort of - for forecasting, the NRZ versus NCT going forward.

So if you have earmarked the $280 million, sort of which sides of the business are you going to expect it to go to?

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30a.m. ET

Confirmation # 13755210

(Wes Edens):	There’s a little bit of flexibility about where that’s going to end up. I think the lion’s share is going to end up in NRZ. We think that the — kind of — obviously the final numbers won’t be done until the split is completed, but I think the bulk of that is going to end up on that side.

Having said that, one of the reasons we raised capital here recently is that the investment activity both on (Greg)’s side in his non-agency and (Kenny) with some of the senior housing stuff has been actually very robust.

So it’s not one-sided, but I’d say it’s more tilted towards the NRZ side of the table.

(Jasper Burch):	OK. And then on the sort of IRR compression or the expectation of IRRs on the new MSR acquisitions, you know, sort of meaningfully lower than what’s already on your books. What’s driving that? I guess, one reason, is it competitive landscape?

(Wes Eden):	Well, I think our expectations — return expectations when we got into the MSR investing business were to generate kind of mid teens unleveraged returns. I think as it turns out, they have outperformed that a bit because some of our expectations ended up being a little bit conservative, but I’d say the core, you know, assumption about what we expected to generate was actually quite consistent with that.

And, you know, the more recent transactions are recent and it’s a little hard to devise in the first month or two along the way what the returns will actually, but I think the portfolio in the aggregate has been just under 20 percent unleveraged and I think, you know, with mid-teens as kind of a baseline, it’s a good place to start and let’s see where it goes.

Any meaningful change in interest rates higher would change those numbers, you know, dramatically obviously.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30a.m. ET

Confirmation # 13755210

(Jasper Burch):	You know, it was actually — that was actually — my next question was if you guys have — I mean, have you guys provided an interest rate sensitivity for how, you know, let’s say, 100bps or 200bps move in the long end would increase those IRRs?

(Wes Edens):	Yes, I think the most constructive way to think about it, and it’s easy for us to put disclosure in around this, is just look at it at different static prepayment rates to give you some measure of it and then you can determine or other people can determine what they think will be the prepayment rates as rates move fairly higher.

It would obviously dramatically slow both the existing book and then the new stuff that we had originated, I think, would prepay at a very, very slow rate.

And, you know, those are - those are very, very good financial results. You know, I don’t - I don’t spend a lot of time thinking about what happens with a portfolio if everything goes right. It’s quite the opposite, but I’m confident when you look at the numbers you’ll see the magnitude of order shift if rates were to move much higher. It has a traumatic impact in a positive way on the portfolio.

(Jasper Burch):	OK. And then I guess just lastly, you know, you gave the little new commentary on flow - on, you know, trying to inquire MSRs through a flow business. What sort of customers would you be buying from?

I mean, is that — it probably wouldn’t be people who are selling into correspondent networks. Would it be — just be — I mean, originators who are signed to the GSEs, but don’t want to maintain the servicing, sort of what types of banks would you be — sort of be targeting or able to acquire those from?

(Wes Edens):	Yes, I think the target would be people that are doing a meaningful amount that for whatever reason don’t want to be servicer, but the bar to be a servicer from a capital standpoint, from a regulatory standpoint has gone up dramatically over the last couple of years and I think it’s, you know, very, very kind of productive mortgage bankers that in the past might’ve held onto their servicing books are kind of moving out as they go along.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30a.m. ET

Confirmation # 13755210

So the focus obviously is the gaps of the people who have had the most production that we think are the highest quality folks, which is above the level of a lot of the correspondence which also may be higher quality, but they’re just smaller players.

So the priority would be first that, you know — that tier on the top, you know, 20 or 30 or 40 folks that are — that are originating.

(Jasper Burch):	And then, I mean, do you have an agreement in place with Nationstar for - to sort of help, you know, co-invest and purchase those loans?

(Wes Edens):	Had lots of dialogue with them. There’s - we bought some MSR that has been on a flow basis that I expect we’ll end up buying, you know, a lot more, and my expectation and their expectations and we’ll sort out how to do this on a flow basis that works for both of us.

(Jasper Burch):	Great. Well, thank you guys a lot. Very helpful and good color.

Operator:	Your next question comes from the line of (Bose George) with KBW.

(Bose George):	Hey. Good morning. Just following up on the flow servicing. Are the returns on investing in more prime MSRs, which I assume those are going to be similar to, you know, what you’re getting on this stuff that you’re investing in?

(Wes Edens):	They are. They are and the model returns are similar. The profile — the — of the MSR I think is meaningfully different though in that just by virtue of the fact that somebody has refinanced, they have ended — they’ve, you know — they’ve demonstrated the ability to refinance.

So I expect that there’s more prepayment sensitivity on them. The good news is is that you’re actually starting from a very low level interest rate. When you look at the — at the behavior of prime borrowers versus some of the less prime, maybe not even sub-prime, but just less prime borrowers, is that they definitely are part of the recapture and they are more likely to prepay because they’ve got more options.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30a.m. ET

Confirmation # 13755210

That’s why we like the MSRs that have some credit impairment. But that said, when you’re starting with, you know, base mortgage rates of — with a three-handle, you know, you’re in such a good, you know, point of entry that there is much, much more upside in terms of the rates going higher than there is in rates going lower.

So…

(Bose George):	OK. That makes sense. And — actually, in terms of the — this opportunity, is there something that’s exclusively with Nationstar or just given the big portfolios of the banks, et cetera, could this be something you, you know, work with others as well?

(Wes Edens):	Yes. You know, we’ve said before that we would be — we’d be happy to and we’ve, in fact, talked — had conversations with a number of folks about having a similar relationship we have with Nationstar. It’s just that the bar to sort out that relationship is a high one, right?

We want someone who is a very high-quality servicer. We want someone who is a very high-quality originator that also has a significant amount of co-investment capital.

So those are the — those are the hallmarks of what we think makes a great relationship and I think there are a handful of situations that could be prospectively interesting and maybe, you know, one in particular of those will come to pass in another way that’s meaningful, but there hasn’t been any to-date and I think because it’s legitimately hard.

(Bose George):	That makes sense. And then actually, just switching to the issue of leverage on the MSR, you know, is there much asset-specific, you know, financing you can get on the MSR? Is leverage something we could see kind of at the corporate level or, you know, how are we kind of thinking about that?

(Wes Edens):	Yes. I mean, the — you know, the asset based financing markets have improved dramatically over the last 12 months and they seem to be getting better every day. There is no doubt that you could get asset level finance on the MSR book that would be attractive from a financial standpoint.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

I think one of the challenge of it is that even though it would show economically to be a good result because the IRR would go up and be leveraged higher obviously, it pushes out the receipt of cash flow, you know, fairly significantly, and it just increases the risk of the -– of the investment, I think, a fair bit.

We have not leveraged and we don’t intend to be leveraging. That’s something we could always, you know, readdress as (Brian) mentioned. One of the things I’m very focused on is to keep lots of balance sheet flexibility so that, you know, if there was a period of high volatility, which might be a hard market to raise a lot of equity capital, it would be great to have the balance sheet flexibility to be able to borrow and be able to take advantage of those things, right?

The markets that we’re in right now are very good in terms of getting leverage and they’re good in terms of equity valuations. They’re a little harder from the acquisition standpoint. The inverse is also true, right? The periods of higher volatility can be great acquisition opportunities, but you have to have access to capital and I think having a very, very low leveraged company gives you a lot of flexibility around that. But…

(Bose George):	OK. Great. And then just one last thing. In the presentation, you guys note, a run rate earnings of 26 cents if the capitals deployed. I mean, should we — is that number potentially higher just given that their expense is related to the spin or is that a reasonable run rate number?

Brian: Well, there were some other expenses as well and we only put in the one cent, but that was really the fourth quarter. So that kind of took our 19 cents for Q4 added in to average on invested capital. Since then, we’ve obviously done the two raises, which have been accretive as well.

So I don’t think that’s a perfect example of the go-forward, but it’s approximation.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

(Wes Edens):	Yes, you’re going — you’re going to get the benefit of the bulk of the settlement — of the economic settlement as of the end of the second quarter on the North Star side.

Brian 1: Yes. Yes.

(Wes Edens):	It’ll be between the first quarter and the second quarter.

Brian 1: Yes.

(Wes Edens):	So you’ll see — I think the third quarter will be a very clean quarter right now. There’s a — there’s a handful of other significant investments that we think will close both during this quarter. So I think that the second quarter will be a very good proxy for what it is and you’ll finally get to see, you know, the benefit of being fully invested, which we think is material obviously.

(Bose George):	OK. Great. Thanks a lot.

Operator:	Again, if you would like to ask a question, please press star, then the number one on your telephone keypad. That is star, then the number one. Your next question comes from the line of (Douglas Harter) with Credit Suisse.

(Douglas Harter):	Can you talk about the bank — the two bank loan investments that you made both in the fourth quarter and the first quarter? Obviously, at pretty low prices at par. Just give a little more color on that.

(Ken Riis):	Yes, those are — those are opportunistic investments that we’re looking at and their potential restructure opportunities and, you know, we like the, you know — obviously we’re buying the assets at big discounts and there’s — we think there’s, you know, a good return if nothing happens, but a much better return if we can sort of use our debt investment to restructure and turn into a higher yielding investment over the long-term.

So it’s sort of a specific. Can’t get into all the details, but, you know, it’s something that I’m excited about.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

(Douglas Harter):	Is there — is — I mean, are those real estate-backed? I mean, is that kind of why it falls under the commercial — you know, the commercial real estate bucket or not?

(Ken Riis):	No, it’s not real estate-backed.

(Douglas Harter):	OK. And is that something that, you know — that, you know, obviously they’re opportunistic, but something that, you know, you would continue to pursue?

(Wes Edens):	Yes, I think that (Kenny’s) trying to be very careful about this because it’s a — it’s a public situation. It is something that we think has great merits. It’s a very interesting situation and we have added to the position here in the quarter.

And I think that there’s, you know, in the next — certainly in the next quarter or two, there’ll be, you know, some meaningful discussion about it, but right now, it’s a — it’s a — it’s a public situation I’d rather not comment on.

(Douglas Harter):	All right. That’s fair. Thank you.

(Wes Edens):	(Inaudible).

Operator:	Your next question comes from the line of (Jackie Earl) with Compass Point.

(Jackie Earl):	Good morning. Thanks for taking the question. I noticed from your February 13th presentation, you guys under the opportunities for growth you guys mentioned (Springleaf Financial) and C.W. Financial Services.

I’m not sure if you had spoken about this publically, but was wondering if you could provide any color on how you guys expect to work with these companies.

(Wes Eden):	Well, you know, if you step back in the — in the Fortress family of investments and companies that we have relationships with, we have — we have made it a focus for the firm to have big vendor relationships and the asset classes, I think, are interesting.

NEWCASTLE INVESTMENT CORP.

Moderator: Sarah Watterson

02-28-13/8:30 a.m. ET

Confirmation # 13755210

So Nationstar is that counterparty in the residential servicing space. Springleaf, which is the old American General Finance that we made the investment in about two and a half years ago, is a very large and very capable consumer finance company. C.W. is the largest special servicer in the commercial servicing space.

So very, very large vendor relationships, really, really qualified companies all of which we think have got similar, but different opportunities for us to work with them. Obviously, what we would be focused on where we’re to do business with either of those companies is something that is in their line of business.

So in the case of C.W., again, the commercial side, something that Springleaf that would be on the consumer side just as we’ve done with the residential business with Nationstar and, you know, the circumstances would dictate the specifics of any given transaction and obviously, if and when we did something, we would, you know, give you great detail on it.

(Jackie Earl):	Thank you. I’ll go mute.

Operator:	Thank you. I would now like to turn it back over to (Wes Edens) for closing remarks.

(Wes Edens):	Great. Well, thanks, everyone, for calling in and the questions and exciting times for us here. We look forward to having a good quarter and we’ll be back talking with you soon. Thanks so much.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.

END